FOR IMMEDIATE RELEASE

MANARIS REDEEMS MAJORITY OF SERIES B CONVERTIBLE NOTES
- Announces Strategic Financial Partnership with Imperium Partners -

Montreal - July 30, 2007 -Manaris Corporation (OTCBB: MANS, Frankfurt WKN: A0F5LD), a leading manufacturer and distributor of fiber optic components and integrator of instrumentation and turn-key systems for environmental monitoring, today announced that it has redeemed the majority of its Series B Subordinated Secured Convertible Promissory Notes (“Series B”) and its Original Issue Discount Series B Subordinated Secured Convertible Promissory Notes (“OID”), both originally due February 11, 2009 (collectively the “Notes”). The Company also redeemed half of the associated Series Y & Z Warrants (collectively the “Warrants”) previously issued in August 2006 and November 2006 in connection with the redeemed Notes.

The redemption of the majority of the Notes will serve to remove the extremely dilutive effect that these outstanding Notes have had on Manaris and its shareholders in the past. The total purchase price for the redemption of the Notes and half of the Warrants is $2.3 million. The remaining half of the Warrants that remain with the holders of the Notes will have its exercise prices reduced to and fixed at $0.11 per share, with no further ratchet or anti-dilution provisions.

To repay these notes, the Company received a $2.3 million secured loan facility from New York-based Imperium Partners Group, LLC (“Imperium”). The terms of the loan facility state that interest will be paid by Manaris on the unpaid principal amount at an annual rate equal to 8.5%. This secured loan facility from Imperium marks the beginning of a strategic financial partnership between Manaris and Imperium. In addition, Imperium also purchased a portion of the outstanding Notes directly from a certain holder, with the total amount of such disbursement amounting to $0.2 million. It is the intention of Manaris and Imperium to, in the near term, replace the secured loan facility and the note acquired directly from its holder with a comprehensive re-financing to facilitate a capital restructuring that will provide Manaris with additional working capital and credit facilities to fund future growth and expansion.

John G. Fraser, President and Chief Executive Officer of Manaris, said, “The redemption of the majority of the outstanding Series B and OID Notes represents a significant step forward in repositioning the financial structure of Manaris. A huge effort went into crafting a win-win scenario for all parties involved that effectively removes a major barrier to Manaris’ growth and prosperity, and I am pleased that we were able to enter into this relationship with Imperium Partners. We see this as a major endorsement of Manaris’ future prospects.”

Jeffrey E. Devers, partner, Chief Investment Officer and risk manager of Imperium Partners, said, “We are confident that Manaris is well-positioned to take advantage of the explosive growth in a dynamic and growing market. The Company has demonstrated consistent growth and industry trends indicate this should continue. We look forward to working with Manaris to help them achieve their goals.”

Mr. Fraser concluded, “This transaction will enable us to focus our efforts on future growth and sustained profitability as well as accelerate the strengthening of the Company’s financial position. We would like to thank Imperium for the strong support they have provided to us thus far and their excellent execution in connection with this transaction.”

About Imperium Partners
Imperium Partners Group, LLC is an institutional alternative asset management firm based in New York City. Strong research and risk management capabilities, combined with a high level of transparency, are the foundation for an array of alternative investment products with varying risk and return profiles. Global institutional investors and a select group of wealthy individuals and families rely on Imperium’s expertise to help them capitalize on timely investment opportunities.

About Manaris Corporation
Manaris operates two wholly-owned subsidiaries. Our Avensys subsidiary, through its manufacturing division Avensys Technologies, designs, manufactures, distributes, and markets high reliability optical components and modules as well as FBGs for the telecom market and high power devices and sub- assemblies for the industrial market. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. Avensys Solutions, is an industry leader in providing environmental monitoring solutions for air, water and soil, as well as geostructure in the Canadian marketplace. Our other subsidiary, C-Chip Technologies Corporation (North America) licensed its technology to its technology partner iMetrik Inc, whereby, C-Chip will receive royalties from iMetrik for its worldwide sales of GSM-based "locate and disable" products into the "Buy Here Pay Here" (BHPH) used car market.

Forward-Looking Statements
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

For more information, please contact The Global Consulting Group:

Ms. Truc Nguyen at +1-646-284-9418; tnguyen@hfgcg.com or Mr. David Serry at +1-646-284-9407; dserry@hfgcg.com